Exhibit 4.54

ASSIGNMENT AND ASSUMPTION

AGREEMENT

By and Among

UTSTARCOM HOLDINGS CORP.

(“Parent”)

UTSTARCOM TELECOM CO., LTD.
(“HUTS”)

UTSTARCOM INDIA TELECOM PVT. LTD.

(“UITPL”)

UTSTARCOM HONG KONG HOLDING LIMITED

(“Company”)

UTSTARCOM CHINA CO., LTD.

(“UTSC”)

And

EAGLE FIELD HOLDINGS LIMITED

(the “Buyer”)

August 31, 2012

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into on August   , 2012 by and among UTStarcom Holdings Corp., a Cayman Islands company (“Parent”), UTStarcom Telecom Co., Ltd., a company incorporated in China (“HUTS”), UTStarcom Hong Kong Holding Limited, a Hong Kong company (“Company”), UTStarcom China Co., Ltd. a company incorporated in China (“UTSC”), UTStarcom India Telecom Pvt. Ltd. (“UITPL”), a company organized under the laws of India, and Eagle Field Holdings Limited, a British Virgin Islands company (the “Buyer”).

Unless otherwise defined herein, capitalized terms used but not defined under this Agreement shall have the same meaning ascribed to them in the Master Agreement.

Whereas, the Parent, the Company and the Buyer entered into the Master Reorganization Agreement Share and Asset Purchase Agreement on August 31, 2012 (the “Master Agreement”).

Whereas, HUTS is a wholly owned subsidiary of Parent in the People’s Republic of China (“China” or “PRC”).

Whereas, upon the Closing, the Buyer will be the sole shareholder of the Company and the Company will be the sole shareholder of UTSC in accordance with the Master Agreement.

Whereas, upon the Closing, the Company, UTSC and other subsidiaries of the Company will continue to conduct the Business and the Parent (and all of its subsidiaries) will cease to engage in the Business.

Whereas, upon the Closing, the Parent and its subsidiaries will continue to conduct the business which is conducted by the Parent and its subsidiaries before the Closing except for the Business (“Excluded Business”) and the Company (and all of its subsidiaries) will cease to engage in the Excluded Business.

Whereas, the parties agree that certain Business-related contracts which were entered into by the Parent, HUTS or other subsidiaries of Parent shall be assigned to the Company, UTSC or other subsidiaries of the Company.

Whereas, the parties agree that certain Excluded Business-related contracts which were entered into by the Company, UTSC or other subsidiaries of Company shall be assigned to the Parent, HUTS or other subsidiaries of the Parent.

Therefore, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1

ARTICLE 1       ASSIGNED CONTRACTS

1.1          Assignment of Contracts by HUTS or Other Subsidiaries of Parent.  Subject to the terms and conditions of this Agreement, HUTS or other subsidiaries of Parent, as applicable, hereby assigns to the Company, UTSC or other subsidiaries of the Company, as applicable, certain contracts which were entered into by HUTS or other subsidiaries of Parent, as applicable, and the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assumes from HUTS or other subsidiaries of Parent, as applicable, all the rights and obligations under such contracts as provided under this Agreement (the “Assigned Business Contracts”).

1.2          Assignment of Contracts by Company, UTSC or Other Subsidiaries of Company.  Subject to the terms and conditions of this Agreement, the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assigns to HUTS or other subsidiaries of Parent, as applicable, certain contracts which were entered into by the Company, UTSC or other subsidiaries of the Company, as applicable, and HUTS or other subsidiaries of Parent, as applicable, hereby assumes from the Company, UTSC or other subsidiaries of the Company, as applicable, all the rights and obligations under such contracts as provided under this Agreement (together with the Assigned Business Contracts, the “Assigned Contracts”).

1.3          The party assigning the rights and obligations under an Assigned Contract shall be referred to herein as the “Assignor” and the party assuming the rights and obligations under an Assigned Contract shall be referred to here as the “Assignee.”

ARTICLE 2       ASSIGNMENT OF CONTRACTS

2.1      Assignment of Customer Contracts

(a)                Subject to the terms and conditions of this Agreement, HUTS or other subsidiaries of Parent, as applicable, hereby assigns to the Company, UTSC or other subsidiaries of the Company, as applicable, and the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assumes from HUTS or other subsidiaries of Parent, as applicable, all rights and obligations of HUTS or other subsidiaries of Parent, as applicable, under the contracts related to the Business (including all sales contracts, purchase orders, amendments, modifications and supplements thereto, collectively, the “Business Customer Contracts”) that are listed in Exhibit A-1, Exhibit A-2 and Exhibit A-3 to this Agreement.

(b)                Subject to the terms and conditions of this Agreement, the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assigns to HUTS or other subsidiaries of Parent, as applicable, and HUTS or other subsidiaries of Parent, as applicable, hereby assumes from the Company, UTSC or other subsidiaries of the Company, as applicable, all rights and obligations of the Company, UTSC or other subsidiaries of the Company, as applicable, under the contracts related to the Excluded Business (including all sales contracts, purchase orders, amendments, modifications and supplements thereto, collectively, the “Excluded Business Customer Contracts”) that are listed in Exhibit B to this

Agreement.

(c)                If the assignment and assumption of the Business Customer Contracts requires the consent of third parties in connection therewith, HUTS or other subsidiaries of Parent, as applicable, shall, for a period of three (3) months after the date hereof, use its best efforts to obtain such consent of third parties as soon as practicable, to the extent reasonably necessary, provided, under no circumstances shall Parent or any subsidiary of Parent be obligated to pay any amounts to such third parties in order to obtain such consent.

(d)                If the assignment and assumption of the Excluded Business Customer Contracts requires the consent of third parties in connection therewith, the Company, UTSC or other subsidiaries of the Company, as applicable, shall, for a period of three (3) months after the date hereof, use its best efforts to obtain such consent of third parties as soon as practicable, to the extent reasonably necessary, provided, under no circumstances shall the Buyer or any subsidiary of the Buyer be obligated to pay any amounts to such third parties in order to obtain such consent.

(e)                The rights and obligations under the Business Customer Contracts and the Excluded Business Customer Contracts, other than the rights and obligations under contracts which cannot be assigned due to the failure to obtain third parties’ consent on or prior to the date hereof, if such consent is required, or any other reason, shall be assigned from the applicable Assignor to the applicable Assignee as of the date of this Agreement.  Any Business Customer Contract and Excluded Business Customer Contract that is not assigned as of the date of this Agreement due to the failure to obtain third parties’ consent shall be deemed assigned upon the receipt of such third parties’ written consent by the applicable Assignor.

(f)                Parent or HUTS agrees to reimburse the Buyer or its subsidiaries, as applicable, for significant costs and liabilities incurred by the Buyer or its subsidiaries, as applicable, to fulfill their respective obligations under the Business Customer Contracts that exceed the value of the applicable contract and that are not caused by the action or inaction of the Buyer or any of its subsidiaries.

(g)                To avoid any doubt, in the event there are contracts which are not specified under Exhibit A or Exhibit B and that are related to Excluded Business or PHS Business, such contracts shall be assigned to Parent or a subsidiary of Parent, and Parent or such subsidiary of Parent, as applicable, shall be responsible for the liabilities relating to such contracts no matter whether such contracts were entered into by UTSC or its subsidiary and Parent or a subsidiary of Parent, as applicable, hereby assumes all such liabilities.

2.2      Assignment of Lease Contracts

(a)                The parties hereby acknowledge that UTSC has assigned all of its rights and obligations under the lease contract for the office located at E-Town, Daxing District, Beijing, PRC to UTStarcom (Beijing) Technology Company Limited, a subsidiary of Parent on August 31, 2012.  To avoid any doubt, the Buyer or a subsidiary of the Buyer may continue to use two floors of the office subject to and in accordance with the Transition Services Agreement separately entered into by the parties.

(b)                HUTS hereby assigns to UTSC, and UTSC hereby assumes from HUTS, the rights and obligations under the lease contracts (including all amendments, modifications and supplements thereto, the “Lease Contracts”) listed under Exhibit C.

(c)                If the assignment and assumption of Lease Contracts requires the consent of third parties in connection therewith, HUTS shall, for a period of three (3) months after the date hereof, use its best efforts to obtain such consent of third parties as soon as practicable, provided Parent or any subsidiary of Parent shall not be obligated to pay any amounts in order to obtain such consent.

(d)                The rights and obligations under the Lease Contracts, other than rights and obligations under such contracts which cannot be assigned due to the failure to obtain third parties’ consent on or prior to the date hereof, if such consent is required, or any other reason, shall be assigned from HUTS to UTSC as of the date of this Agreement.  Any Lease Contract that is not assigned as of the date of this Agreement due to the failure to obtain third parties’ consent shall be deemed assigned upon the receipt of such third parties’ written consent by HUTS.

2.3      Assignment of Third Party Licenses

(a)                Subject to the terms and conditions of this Agreement, as of the date of this Agreement, HUTS or other subsidiaries of Parent, as applicable, hereby assigns to the Company, UTSC or other subsidiaries of the Company, as applicable, and the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assumes from HUTS or other subsidiaries of Parent, as applicable, all rights and obligations of HUTS or other subsidiaries of Parent, as applicable, under the licenses granted by third parties (the “Third Party Licenses”) corresponding to the software and technology listed in Exhibit D-1, Exhibit D-2, Exhibit D-3 and Exhibit D-4 to this Agreement.  The quantity of each of the The Third Party Licenses shall be up to the unit number and employee number which are specified in Exhibit D-1, Exhibit D-2, Exhibit D-3 and Exhibit D-4 and may be revised by UTSC.

(b)                If the assignment and assumption of Third Party Licenses requires the consent of third parties in connection therewith, HUTS or other subsidiaries of Parent, as applicable, shall, for a period of three (3) months after the date hereof, use its best efforts to obtain such consent of third parties as soon as practicable, provided Parent or any subsidiary of Parent shall not be obligated to pay any amounts in order to obtain such consent.

(c)                The rights and obligations under the Third Party Licenses, other than rights and obligations under such contracts which cannot be assigned due to the failure to obtain third parties’ consent on or prior to the date hereof, if such consent is required, or any other reason, shall be assigned from the applicable Assignor to the applicable Assignee as of the date of this Agreement.  Any Third Party License that is not assigned as of the date of this Agreement due to the failure to obtain third parties’ consent shall be deemed assigned upon the receipt of such third parties’ written consent by the applicable Assignor.

2.4      Assignment of Vendor Agreements.

(a)                Subject to the terms and conditions of this Agreement, as of the date of this Agreement, HUTS or other subsidiaries of Parent, as applicable,  hereby assigns to the Company, UTSC or other subsidiaries of the Company, as applicable, and the Company, UTSC or other subsidiaries of the Company, as applicable, hereby assumes from HUTS or other subsidiaries of Parent, as applicable, all rights and obligations of HUTS or other subsidiaries of Parent, as applicable, under the vendor agreements (including all purchase orders, amendments, modifications and supplements thereto, the “Vendor Contracts”) listed in Exhibit E to this Agreement.

(b)                If the assignment and assumption of Vendor Contracts requires the consent of third parties in connection therewith, Assignor shall, for a period of three (3) months after the date hereof, use its best efforts to obtain such consent of third parties as soon as practicable, provided Assignor or any subsidiary of Assignor shall not be obligated to pay any amounts in order to obtain such consent.

(c)                The rights and obligations under the Vendor Contracts, other than rights and obligations under such contracts which cannot be assigned due to the failure to obtain third parties’ consent on or prior to the date hereof, if such consent is required, or any other reason, shall be assigned from the applicable Assignor to the applicable Assignee as of the date of this Agreement.  Any Vendor Contract that is not assigned as of the date of this Agreement due to the failure to obtain third parties’ consent shall be deemed assigned upon the receipt of such third parties’ written consent by the applicable Assignor.

2.5               Remaining Contracts.  If any Business Customer Contract, Excluded Business Customer Contract, Lease Contract, Third Party License or Vendor Contract cannot be assigned by Assignor to Assignee (the “Remaining Contracts”) due to the failure to obtain third parties’ consent on or prior to the date hereof or any other reason, the parties shall, for a period of three (3) months after the date hereof, cooperate with each other and make arrangements as may be reasonably necessary to enable the assignment and assumption of such Remaining Contracts, provided that neither party shall be obligated to pay any amounts in order to enable such assignment and assumption and, take actions reasonably necessary to ensure the Assignee is able to receive all of the rights, benefits, interests or titles available to Assignor under such Remaining Contracts (the “Benefits”).  Such the arrangements may include, without limitation:

(i)    The Assignor agrees to obtain a new license from such third parties, provided (a) neither party shall be obligated to pay any amounts in order to support obtaining such a license and (b) Assignee shall be responsible for any license fee due under such new license.

(ii)   The Assignee agrees to pay the applicable Assignor any license fees due under such Third Party License.

(iii)  The Assignor agrees to sub-contract its rights and obligations under such Remaining Contracts to the Assignee.  Each party agrees that Assignor shall cease to receive and enjoy any Benefits or perform any of its obligations under the Remaining Contracts and Assignee shall receive and enjoy all the Benefits and assume the obligations for such Remaining Contracts.

(iv)  To the extent that sub-contracting is not permitted under applicable laws or the provisions specified in the Remaining Contracts, the Assignor agrees to discuss in good faith with Assignee and agrees to enter into other arrangements through which Assignee may receive all of the Benefits under such Remaining Contracts.

(v)   If the Assignor receives any request, claim or notice from third parties relating to the Remaining Contracts or from a counter party to a Remaining Contract with respect to the performance of the relevant Remaining Contract, it shall promptly inform the Assignee in writing so that the Assignee is able to deal with the matters raised by such third parties or counter parties.

(vi)  Assignor shall use its best commercial efforts to collect any payment due under the Remaining Contracts.  Assignor shall establish a bank account jointly with Assignee, and shall inform each counter party to the Remaining Contracts that any payment to Assignor under such Remaining Contracts shall be made to such bank account.  Assignee shall have full rights to use and distribute any and all funds in such bank account; provided, however, that Assignor shall (A) have the right to retain an amount equal to the value added tax payable by Assignor in connection with each payment made by the counter party to a Remaining Contract and (B) have the right to know the information regarding payment to and from such bank account.

(vii) Without the prior written consent of Assignee, Assignor shall not revise, modify, amend, terminate or otherwise change any terms and conditions of the Remaining Contracts.

After the three-month period, Assignor shall have the right to terminate any Remaining Contract that has not been assigned due to the failure to obtain third parties’ consent or any other reason.

ARTICLE 3       OBLIGATIONS OF PARTIES

3.1          Cooperation on Assignment of Contracts.  For a period of three (3) months after the date hereof, each party shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in any and all matters and procedures which are necessary for the assignment of the Assigned Contracts.

3.2          Confidentiality.  Assignor agrees to continue to perform its confidentiality obligations under each Assigned Contract.  All the information related to the Assigned Contracts shall be confidential information (“Confidential Information”).  The Assignor shall hold the Confidential Information in strict confidence.

3.3          Prior Obligations of Assignor.  The Assignor shall continue to fulfill its obligations under each Assigned Contract which are due to be fulfilled on or prior to the date of this Agreement, including, but not limited to, the obligation of the Assignor to pay for the technology licenses under Assigned Third Party License, the rental under the lease contracts referenced in Section 2.2 hereof and the purchasing under the Vendor Contracts.

ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF THE PARTIES

In order to induce the other parties to enter into this Agreement, each party hereby makes the following representations and warranties to the other parties as of the date hereof:

4.1          Organization and Corporate Power. It is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization.

4.2          Authorization.  Its execution, delivery and performance of this Agreement and all other agreements, documents and instruments to be executed and delivered as contemplated hereby, have been duly authorized by all necessary corporate and other actions.  This Agreement and all documents to be executed pursuant hereto are its valid and binding obligations and enforceable in accordance with their terms subject to the General Enforceability Exceptions.

4.3          Non-Contravention.  Its execution, delivery and performance of this Agreement and each of the other agreements, documents and instruments to be executed and delivered contemplated hereby, do not and will not: (a) violate, conflict with, or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, any contract or obligation to which it is a party or by which any of its assets are bound, or, any provision of the governing documents; (b) accelerate any obligation under or give rise to a right of termination of or result in a loss of benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which it is a party or by which its property is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of its assets or properties.

ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

In order to induce the Assignee to enter into this Agreement, the Assignor hereby makes the following representations and warranties to the Assignee as of the date hereof:

5.1          Prior Performance of the Assigned Contracts.  Prior to the date of this Agreement, (a) each material term, covenant and condition of each of the Assigned Contracts is being performed by the respective Assignor; (b) no default or any event which, with the giving of notice, the lapse of time, or both, would constitute a default on the part of Assignor, exists under any of the Assigned Contracts; (c) each of the Assigned Contracts is in full force and effect, unimpaired by any acts or omissions of Assignor, and constitutes the valid and binding legal obligation of Assignor, enforceable against Assignor in accordance with its terms; and (d) none of the contract parties to the Assigned Contracts has given notice of termination and, to the knowledge of Assignor, none of the contract parties intends to terminate any of the Assigned Contracts.

5.2          No Litigation.  As of the date hereof, no litigation, arbitration or administrative proceeding is currently taking place or pending or, to the best knowledge of Assignor, threatened against Assignor which would have a material adverse effect on Assignor or on the transactions contemplated by this Agreement. Furthermore, Assignor is not in material violation of any law, regulation, government directive whether having force of law or not, or in default under any judgment, order, authorization, agreement or obligation applicable to the business of Assignor which would have a material adverse effect on Assignor or transactions contemplated by this Agreement.

ARTICLE 6       EFFECTIVE DATE AND TERMINATION

6.1          Effectiveness.  This Agreement shall come into effect upon execution on the date first set forth above.

6.2          Termination.  Upon occurrence of the following events, this Agreement may be terminated:

(a)       by mutual written consent of the parties; and

(b)       by each party in case of the termination of the Master Agreement.

ARTICLE 7       FORCE MAJEURE

7.1          Performance of Obligations.  The failure or delay by either party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of any government entity, changes in law, riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control (“Event of Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall not have procured such Event of Force Majeure, shall have used reasonable diligence to avoid such Event of Force Majeure and mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement.

7.2          Notice.   Except where the nature of the event shall prevent it from doing so, the party suffering such Event of Force Majeure shall notify the other parties in writing within 14 days after the occurrence of such Event of Force Majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause.

ARTICLE 8      GOVERNING LAW

8.1          Governing Law.  This Agreement and all actions contemplated herein shall be governed by and construed in accordance with Hong Kong Laws.

ARTICLE 9       DISPUTE RESOLUTION

9.1          Arbitration.

(a)   Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party to a dispute has delivered to the other party or parties to such dispute a written request for such consultation.  If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)   The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be one arbitrator.  The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator.

(c)   The arbitration tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules as administered by the Centre at the time of the arbitration.

(d)   The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong, without regard to principles of conflicts of laws, and shall not apply the laws of any other jurisdiction.

(e)   Each party to a dispute shall cooperate with the other party or parties to such dispute in making full disclosure of and providing complete access to such information and documents requested by the other party or parties to such dispute that are reasonably related to the subject matter of the arbitration proceedings; provided, however, that the disputing parties shall be required to enter into appropriate confidentiality agreements with regard thereto.

(f)    In the course of arbitration, the disputing parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(g)   The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)   Any disputing party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

ARTICLE 10                    MISCELLANEOUS

10.1        Language.   This Agreement is written and executed in English only.

10.2        Amendment.  Amendment to this Agreement may be made only by a written agreement in English signed by duly authorized representatives of each of the parties hereto.

10.3        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed:

if to Parent, HUTS or other subsidiaries of Parent, to:

UTStarcom Holdings Corp.

52-2 Building, BDA International Enterprise Avenue

No. 2 Jingyuan North Center

Daxing District, Beijing, P.R. China

Attn: General Counsel
Facsimile: +86 (10) 8520-5599

with copy to:

Covington & Burling LLP

333 Twin Dolphin Drive, Suite 700

Redwood Shores, CA 94065
Attn:       Carmen Chang, Esq. and Scott Anthony, Esq.
Facsimile: (650) 632-4800

if to the Company, UTSC, other subsidiaries of the Company or the Buyer, to:

Mr. Ying (Jack) Lu

52-2 Building, BDA International Enterprise Avenue

No. 2 Jingyuan North Center

Daxing District, Beijing, P.R. China

Attn: Mr. Ying (Jack) Lu
Facsimile: +86 (10) 8520-5599

With a copy to:

Jun He Law Offices

China Resources Building, 20th Floor

8 Jianguomenbei Avenue, Beijing 100005, P. R. China

Attn: Lixin Cui, Esq. and Jiao Jiao Esq.

Facsimile: +86(10) 8519-1350

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) when delivered, if delivered personally; (ii) at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the mail, if sent by first-class registered or certified mail; (iii) on the next business day after deposit with an recognized courier service, if sent by overnight courier service for next day delivery; (iv) three (3) business days after deposit with an internationally-recognized courier service, if sent by international overnight courier service; or (v) if sent via facsimile, upon confirmation of facsimile transfer.  In each instance, all postage and delivery fees and expenses shall be pre-paid by the sender.

10.4        Severability.  Each article, subsection (or paragraph), and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall be determined finally to be unlawful, all such provisions shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable laws.

10.5        Non Waiver.  No failure or delay on the part of any party to this Agreement to insist upon the strict performance of any covenant, duty, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof or afforded to such party hereunder shall constitute a waiver thereof or of any other covenant, duty, agreement or condition, nor shall any single or partial exercise of any such right or remedy preclude the further exercise thereof or of any other remedy, right, power or privilege.

10.6        Disclaimer of Agency.  Parent, HUTS or other subsidiaries of Parent is not the agent of the Company, UTSC or other subsidiaries of the Company and the Company, UTSC or other subsidiaries of the Company is not the agent of Parent, HUTS or other subsidiaries of Parent, nor does a party have any power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party in the other party’ name. This Agreement shall not be construed as creating any form of legal association between the parties which would impose liability upon one party for the act or failure to act of the other party.

10.7        Construction.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.  Any reference to the singular in this Agreement shall also include the plural and vice versa, as the context may require.  The word “including” shall be deemed to mean “including, without limitation.”  As used herein, unless the context otherwise requires, the words

“hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof.  References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement and shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

10.8        Counterparts.  This Agreement may be executed in any number of counterparts, in each case including by facsimile or portable document format (pdf), each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

10.9        Fees and Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Acquisition is consummated, each of Company, Parent and Buyer will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith, including the fees and disbursements of counsel, financial advisors and accountants.

10.10      Entire Agreement; Assignment.  This Agreement and the Master Agreement, including any exhibits, schedules, documents and instruments referred to herein or therein: (a) constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

PARENT:
UTSTARCOM HOLDINGS CORP.

By:
Name:	Xiaoping Li
Title:	Director

HUTS:
UTSTARCOM TELECOM CO., LTD.

By:
Name:	Xiaoping Li
Title:	Director

UITPL:
UTSTARCOM INDIA TELECOM PVT. LTD.

By:
Name:	Xiaoping Li
Title:	Director

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

COMPANY:
UTSTARCOM HONG KONG HOLDING LIMITED

By:
Name:	Xiaoping Li
Title:	Director

UTSC:
UTSTARCOM CHINA CO., LTD.

By:
Name:	Jack Lu
Title:	CEO

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

BUYER:
EAGLE FIELD HOLDINGS LIMITED

By:
Name:	Jack Lu
Title:	CEO

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit A-1

List of IPTV Contracts assigned by HUTS to UTSC

Exhibit A-2

List of PHS Contracts assigned by HUTS to UTSC

Exhibit A-3

List of IPTV Contracts assigned by UITPL to UTSC

Exhibit B

List of Excluded Business Customer Contracts assigned by UTSC to HUTS

Exhibit C

List of Lease Contracts assigned by HUTS to UTSC

Exhibit D

List of Third Party Licenses assigned by HUTS to UTSC

Exhibit E

List of Vendor Contracts assigned by HUTS to UTSC